Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 9, 2019, with respect to the consolidated financial statements of Omni Air International LLC and subsidiaries, included in the Current Report of Air Transport Services Group, Inc. on Form 8-K/A dated January 18, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Air Transport Services Group, Inc. on Form S-3 ASR (File No. 333-218367) and Form S-8 (File No. 333-209664, File No. 333-167253 and File No. 333-125679).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
January 18, 2019